Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-53445, No. 333-74170, No. 333-119466, No. 333-150765, and 333-187649) on Form S-8 and Registration Statements (No. 333-90326, No. 333-116224, No. 333-140461, and 333-163363) on Form S-3, of Nanophase Technologies Corporation of our report dated March 27, 2015 relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP

Schaumburg, Illinois

March 27, 2015